Exhibit 8.1
List of Subsidiaries

Name of Subsidiary                 State or other Jurisdiction of Incorporation
Legend Biotech Limited                 British Virgin Islands
Legend Biotech HK Limited            Hong Kong
Nanjing Legend Biotech Co., Ltd.             People’s Republic of China
Hainan Chuanji Biotech Co., Ltd.             People’s Republic of China
Shanghai Chuanji Biotech Co., Ltd.            People’s Republic of China
Legend Biotech Ireland Limited             Ireland
Legend Biotech Belgium BV             Belgium
Legend Biotech USA Inc.                 Delaware